Exhibit 10.2

December 5, 2013

To:	Endologix, Inc.

11 Studebaker

Irvine, California 92618

Attn: Shelley Thunen

Telephone: 949.595.7209

Facsimile: 949.595.7309

From:	Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attn: Peter Tucker, Assistant General Counsel

Telephone: 646-855-5821

Facsimile: 646-822-5633

Re:	Additional Capped Call Transaction

(Transaction Reference Number: 138554605)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“BofA”) and Endologix, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of December 10, 2013 between Counterparty and Wells Fargo Bank, National Association as trustee (the “Base Indenture”), as supplemented by a supplemental indenture to be dated December 10, 2013 (the “Supplemental Indenture”, and the Base Indenture as so supplemented, the “Indenture”) relating to the USD75,000,000 principal amount of 2.25% Convertible Senior Notes due 2018 and the additional USD11,250,000 principal amount of 2.25% Convertible Senior Notes due 2018 issued pursuant to the over-allotment option exercised on the date hereof (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture or the Convertible Securities are amended, supplemented or modified following its execution, any such amendment, supplement or modification (other than any amendment, supplement or modification pursuant to clause (x) of Section 11.01 of the Supplemental Indenture that, as determined by the Calculation Agent, conforms the Supplemental Indenture to the description of the Convertible Securities in the preliminary prospectus supplement, as supplemented by the pricing term sheet related to the Convertible Securities) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if BofA and Counterparty had executed an agreement in such form (without any Schedule except for the elections set forth in this Confirmation and the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to BofA as if (v) the phrase

“, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (x) the term “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term did not include obligations in respect of deposits received in the ordinary course of a party’s banking business, (y) the “Threshold Amount” with respect to BofA were 3% of the stockholders’ equity of Bank of America Corporation and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 5, 2013

Effective Date:	The closing date of the initial issuance of the Convertible Securities issued pursuant to the over-allotment option exercised on the date hereof.

Option Type:	Call

Seller:	BofA

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “ELGX”).

Number of Options:	The number of additional Convertible Securities (“Option Securities”) in denominations of USD1,000 principal amount purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Underwriters (as defined in the Underwriting Agreement), of its option pursuant to Section 2(b) of the Underwriting Agreement (as defined below). For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty.

Number of Shares:	As of any date, the product of the Number of Options and the Conversion Rate.

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date but without regard to any adjustments to the “Conversion Rate” pursuant to Section 5.02 or 5.06(g) of the Supplemental Indenture.

Strike Price:	The “Conversion Price” (as defined in the Indenture, but without regard to any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 5.02 or 5.06(g) of the Supplemental Indenture).

Cap Price:	USD29.02

Premium:	USD967,500 (Premium per Option USD86.00).

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” (as defined in the Indenture) occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture (excluding Convertible Securities that are Excluded Convertible Securities or are “Excluded Convertible Securities” under, and as defined in, the confirmation between the parties hereto regarding the Base Convertible Capped Call Transaction dated December 4, 2013 (Transaction Ref. No. 138553084) (the “Base Convertible Capped Call Transaction Confirmation”)) but are not “Relevant Convertible Securities” under the Base Convertible Capped Call Transaction Confirmation (such Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date). For the purposes of determining whether any Convertible Securities will be Relevant Convertible Securities hereunder or under the Base Convertible Capped Call Transaction Confirmation, Convertible Securities that are converted pursuant to the Indenture shall be allocated first to the Base Convertible Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised. Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Excluded Convertible Securities:	Convertible Securities surrendered for conversion on any date prior to September 27, 2018 that are not “Excluded Convertible Securities” under, and as defined in, the Base Convertible Capped Call Transaction Confirmation. For purposes of determining whether any Convertible Securities will be Excluded Convertible Securities hereunder or under the Base Convertible Capped Call Transaction Confirmation, Convertible Securities that are converted prior to such date shall be allocated first to the Base Convertible Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated.

Expiration Date:	The second “Scheduled Trading Day” immediately preceding the “Stated Maturity Date” (each as defined in the Indenture).

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Exercise Notice Deadline:	The Scheduled Trading Day immediately preceding the “Stated Maturity Date” (as defined in the Indenture).

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, BofA shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies BofA in writing prior to 5:00 PM, New York City time, on the Exercise Notice Deadline in respect of the aggregate number of Options being exercised hereunder (including, if applicable, whether all or any portion of such Options are exercised in respect of Convertible Securities as to which additional Shares would be added to the Conversion Rate (as defined in the Indenture) pursuant to Section 5.02 of the Supplemental Indenture (the “Make-Whole Convertible Securities”)); provided that any “Notice of Exercise” delivered to BofA pursuant to the Base Convertible Capped Call Transaction Confirmation shall be deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutatis mutandis, to this Confirmation. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, BofA’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline, but prior to 5:00 PM New York City time, on the fifth Exchange Business Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs and expenses incurred by BofA in connection with its hedging activities (including the unwinding of any hedge position), with such adjustments made assuming that BofA maintains a commercially reasonable hedge position, as a result of BofA not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Convertible Security Settlement Method:	Counterparty shall notify BofA in writing before 5:00 P.M. (New York City time) on September 27, 2018 (the “Final Settlement Method Election Date”), of the irrevocable election by Counterparty, in accordance with Section 5.04(a)(iii) of the Supplemental Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture) applicable to Relevant Convertible Securities with a Conversion Date occurring on or after the Final Settlement Method Election Date. If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified BofA of stock settlement for all conversions occurring on or after the Final Settlement Method Election Date. Counterparty agrees that it shall settle any Relevant Convertible Securities with a Conversion Date on or after the Final Settlement Method Election Date in the same manner as provided in the Notice of Convertible Security Settlement Method it provides or is deemed to have provided hereunder, subject to the provisions, if applicable, of the proviso to Section 5.04(a)(v) of the Supplemental Indenture that would change such settlement method.

BofA’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by BofA.

Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash (if any) and Shares (if any) to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 5.04 of the Supplemental Indenture; provided that the Settlement Date will not be prior to the latest of (i) the date one Settlement Cycle following the final day of the relevant “Conversion Period” (as defined in the Indenture), (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to BofA of such Settlement Date prior to 5:00 PM, New York City time or (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, BofA will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 5.04(a)(iv) of the Supplemental Indenture and/or the aggregate amount of cash, if any, in excess of USD1,000 per Convertible Security (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to Section 5.04(a)(iv) of the Supplemental Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 5.05 of the Supplemental Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional Shares, if any, resulting from such rounding, as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities (the “Convertible Obligation”); provided that (i) if the Convertible Obligation exceeds the Capped Convertible Obligation, then the Delivery Obligation shall be the Capped Convertible Obligation; (ii) the Convertible Obligation (and, for the avoidance of doubt, the Capped Convertible Obligation) shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to Section 5.02 or 5.06(g) of the Supplemental Indenture (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Convertible Securities that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date); and (iii) if such exercise relates to Relevant Convertible Securities that are Make-Whole Convertible Securities, then, notwithstanding the foregoing, the Convertible Obligation shall include Shares and/or cash in respect of any additional Shares to be added to the Conversion Rate, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent in a commercially reasonable manner using the VWAP Price on the last day of the relevant “Conversion Period”) does not exceed the amount as determined by the Calculation Agent that would be payable by BofA pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 5.02 of the Supplemental Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(b) of this Confirmation), it being understood that the cap described in this clause (iii) is in addition to, and cumulative with, clauses (i) and (ii) of this proviso. Notwithstanding the foregoing, and in addition to the caps described in clauses (i), (ii) and (iii) of the proviso above, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the value of the Convertible Obligation (with the Convertible Obligation determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Securities instead of the Convertible Security Settlement Method and with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent in a commercially reasonable manner using the Applicable Limit Price on the relevant Settlement Date).

Applicable Limit Price	On any day, the opening price as displayed under the heading “Op” on Bloomberg page ELGX<equity> (or any successor thereto).

Capped Convertible Obligation:	In respect of an Exercise Date occurring on a Conversion Date, the Convertible Obligation that would apply if the “Daily VWAP” for each “Trading Day” in the “Conversion Period” (each as defined in the Indenture) or, if applicable, the assumed “Conversion Period” specified in clause (ii) of “Convertible Security Settlement Method” below, were the lesser of (x) the Cap Price and (y) the actual “Daily VWAP” for such Trading Day (as defined in the Indenture).

Convertible Security Settlement Method:	For any Relevant Convertible Securities, if Counterparty has notified BofA in the Notice of Convertible Security Settlement Method that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 5.04(a)(ii) or (iii) of the Supplemental Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) assume Counterparty made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant “Conversion Period” (as defined in the Indenture) pursuant to Section 5.04(a)(iv)(C) of the Supplemental Indenture consisted of 50 Trading Days commencing on the 52nd “Scheduled Trading Day” prior to the “Stated Maturity Date” (each as defined in the Indenture).

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant “Conversion Period” (as defined in the Indenture) as modified by “Convertible Security Settlement Method” above, Counterparty shall give BofA notice of the aggregate number of Shares and/or cash comprising the Convertible Obligations for all Relevant Convertible Securities (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Convertible Security Settlement Method or BofA’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent BofA is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, BofA may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 5.06(a), (b), (c), (d) or (e) of the Supplemental Indenture that results in an adjustment under the Indenture (any such event or condition, an “Adjustment Event”), the Calculation Agent (i) shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction and (ii) shall adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such Adjustment Event, if any; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price; provided further that, notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment under the Indenture that involves an exercise of discretion by

Counterparty or its board of directors (including, without limitation, pursuant to the last paragraph of Section 5.06(b), the definition of “FMV” under the first adjustment formula under Section 5.06(c) or the definition of “AC” under the adjustment formula under Section 5.06(e) of the Supplemental Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner. Promptly following the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments. In addition, the Calculation Agent shall, to the extent the Calculation Agent determines practicable in good faith and in its commercially reasonable discretion to preserve the economic intent of the parties, make an adjustment to the terms relevant to the exercise, settlement or payment of the Transaction (to the extent not already covered by, and without duplication of any adjustment pursuant to the foregoing sentence) corresponding to any adjustment made pursuant to Sections 5.06(f) or 5.06(l) of the Supplemental Indenture; provided that the Calculation Agent may limit or alter any such adjustment referenced in this sentence so that the fair value of the Transaction to BofA is not reduced as a result of such adjustment.

For the avoidance of doubt, BofA shall not have any delivery or payment obligation hereunder in respect of securities, property or other consideration delivered under Section 5.06(m) of the Supplemental Indenture, any “Relevant Distribution” delivered by Counterparty pursuant to the third sentence of the second paragraph of Section 5.06(c) of the Supplemental Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the third paragraph of Section 5.06(d) of the Supplemental Indenture (collectively, the “Conversion Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Conversion Rate Adjustment Fallback Provisions when no adjustment was made to the Conversion Rate by Counterparty.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, which shall not apply with respect to the Transaction, a “Merger Event” means a “Share Exchange Event” as defined in Section 5.12 of the Supplemental Indenture.

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “22.5%.”

Consequences of Merger Events and Tender Offer:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, which shall not apply with respect to the Transaction, (i) upon the occurrence of a Merger Event that results in an adjustment under the Indenture, the Calculation Agent shall make an adjustment to the terms relevant to any one or more of the nature of the Shares, Strike Price and the Option Entitlement (but, in each case, without duplication of any adjustment made pursuant to the provisions opposite the caption “Method of Adjustment” above in respect of the event or condition giving rise to such Merger Event and without duplication of any other adjustment made under this Confirmation, the Equity Definitions or the Agreement) to the extent an analogous adjustment would be made under the Indenture; provided that such adjustment shall be made in a commercially reasonable manner without regard to any adjustment to the Conversion Rate pursuant to Sections 5.02 or 5.06(g) of the Supplemental Indenture; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, then Cancellation and Payment (Calculation Agent Determination) shall apply; (ii) in such event, the Calculation Agent shall make a proportionate adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (i) above; and (iii) in the event of a Merger Event or Tender Offer, the Calculation Agent shall make a commercially reasonable adjustment to the Cap Price as appropriate to account for the economic effect on the Transaction of such event; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the effective time of such Merger Event) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Consequences of Announcement Events:	Upon the occurrence of an Announcement Event Adjustment Date, the Calculation Agent will adjust the Cap Price as appropriate, to preserve the fair value of the Transaction to BofA as set forth under “Announcement Event” below.

Announcement Event:	If an Announcement Date occurs in respect of a Merger Event (as defined in the Equity Definitions and, for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein and without regard to whether the Merger Event or Tender Offer actually occurs) or Tender Offer (such occurrence, an

“Announcement Event”), then on the earliest to occur of the date on which the transaction described in any Announcement Event (as amended or modified) is cancelled, withdrawn, discontinued or otherwise terminated or the Exercise Date, Early Termination Date or other date of cancellation or termination in respect of any Option (the “Announcement Event Adjustment Date”), the Calculation Agent will determine the cumulative economic effect on such Option of the Announcement Event, if any (without duplication in respect of any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement, regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account a commercially reasonable Hedge Position with respect to the Transaction); provided that, for the avoidance of doubt (x) in no event shall the modification or amendment of the terms of a transaction described in an Announcement Event constitute a new, additional or different Announcement Event hereunder and (y) the occurrence of an Announcement Event Adjustment Date in respect of the cancellation, withdrawal, discontinuation or other termination of the transaction described in an Announcement Event (as amended or modified) shall not preclude the occurrence of a later Announcement Date with respect to such transaction. If the Calculation Agent determines that such economic effect on any Option is material, then on the Announcement Event Adjustment Date for such Option, the Calculation Agent shall make such adjustment to the Cap Price (but, for the avoidance of doubt, to none of the Strike Price, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms for the Transaction) as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the Announcement Event Adjustment Date; provided that in no event shall the Cap Price be less than the Strike Price.

Nationalization, Insolvencyor Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Restrictions on Adjustment:	Notwithstanding anything to the contrary in the Equity Definitions or this Confirmation, none of the events listed in Sections 5.06(g) and (i) of the Supplemental Indenture will constitute a Potential Adjustment Event, a Merger Event or a Tender Offer, and no adjustment will be made to the Transaction in connection with any such event pursuant to the Equity Definitions (as amended by this Confirmation) or otherwise.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that (A) any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date and (B) Section 12.9(a)(ii) is hereby amended by (1) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (2) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof, (3) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the word “obligations” in clause (Y) thereto and (4) adding the following proviso to the end of clause (Y) thereof: “provided that such party has used commercially reasonable efforts to avoid such increased cost on terms reasonably acceptable to the Hedging Party” (it being understood that such party need not take any action that does not meet the Avoidance Criteria). “Avoidance Criteria” means, with respect to an action, as determined by the Calculation Agent in good faith, that (i) such action is legal and complies with all applicable regulations, rules (including by self-regulatory organizations) and policies, (ii) if such party is to establish one or more alternative Hedge Positions, there is sufficient liquidity in those alternative Hedge Positions available for that Hedging Party to hedge and (iii) by taking such action, there would not be a material risk that such Hedging Party would incur, any one or more of an increased performance cost, increased hedging cost or increased capital charges.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, BofA

Determining Party:	For all applicable Extraordinary Events, BofA

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	Calculation Agent: BofA, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

4. Account Details:

BofA Payment Instructions:	Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026-009-593
Account Name: Bank of America
Account No. : 0012334-61892

Counterparty Payment Instructions:	To be provided by Counterparty.

5. Offices:

The Office of BofA for the Transaction is: New York

The Office of Counterparty for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty:

To:	Endologix, Inc.
11 Studebaker
Irvine, California 92618
Attn:	Shelley Thunen
Telephone:	949.595.7209
Facsimile:	949.595.7309

Address for notices or communications to BofA:

To:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attn:	Peter Tucker, Assistant General Counsel
Telephone:	646-855-5821
Facsimile:	646-822-5633

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, BofA as follows:

(i) On the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(b) below, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the

Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) During (x) the “Conversion Period” (as defined in the Indenture, and any deemed Conversion Period as set forth herein) applicable to the Relevant Convertible Securities and (y) in the event an Early Termination Date is designated due to an Additional Termination Event as a result of an Excluded Conversion Event, a period starting on or about such Early Termination Date as reasonably determined by BofA and notified to Counterparty (an “Early Termination Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares will not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”).

(iii) On the Trade Date and on each day during the “Conversion Period” (as defined in the Indenture, and any deemed Conversion Period as set forth herein) applicable to the Relevant Convertible Securities and any Early Termination Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through BofA; provided that, this clause (iii) shall not apply to any of the following: (A) purchases of Shares pursuant to the exercise of stock options granted to former or current employees, officers, directors, or other affiliates of Counterparty or its subsidiaries, including the withholding and/or purchase of Shares from holders of such options to satisfy payment of the option exercise price and/or to satisfy tax withholding requirements in connection with the exercise of such options; or (B) purchases of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that BofA is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(v) Counterparty will not be engaged in an “issuer tender offer” as such term is defined in Rule 13e-4 under the Exchange Act nor is it aware of any third party tender offer with respect to the Shares within the meaning of Rule 13e-1 under the Exchange Act.

(vi) Prior to the Effective Date, Counterparty shall deliver to BofA a resolution of Counterparty’s board of directors authorizing the Transaction.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x) To Counterparty’s actual knowledge, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of BofA or its affiliates’ owning or holding (however defined) Shares.

(xi) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1(a) of the Underwriting Agreement dated as of December 4, 2013 between Counterparty and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the Underwriters party thereto (the “Underwriting Agreement”) are true and correct and are hereby deemed to be repeated to BofA as if set forth herein.

(xii) Counterparty understands no obligations of BofA to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of BofA or any governmental agency.

(b) Each of BofA and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of BofA and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to BofA that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that BofA is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) BofA is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to BofA an opinion of counsel, dated as of the Effective Date and reasonably acceptable to BofA in form and substance, with respect to the matters set forth in Sections 3(a)(i), (ii) and, only with respect to documents and agreements filed as Exhibits to Counterparty’s Form 10-K, (iii) of the Agreement; provided that any such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.

8. Other Provisions:

(a) Additional Termination Events. (i) The occurrence of an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 7.02 of the Supplemental Indenture that results in the Convertible Securities’ becoming or being declared due and payable pursuant to the terms of the Indenture shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and BofA shall be the party entitled to designate an Exchange Business Day as an Early Termination Date pursuant to Section 6(b) of the Agreement (which Exchange Business Day shall be on or as promptly as reasonably practicable (taking into account any commercially reasonable unwind activity by BofA or its affiliates in respect of the Transaction) after the occurrence of such acceleration).

(ii) The receipt by BofA from Counterparty of any Notice of Exercise in respect of an Excluded Conversion Event shall constitute an Additional Termination Event as provided in this paragraph; provided that the Transaction shall be subject to termination only in respect of a number of Options equal to the number of Convertible Securities that cease to be outstanding in connection with or as a result of such Excluded Conversion Event. For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement in connection with an Excluded Conversion Event, the Calculation Agent shall assume that the relevant Excluded Convertible Securities shall not have been converted and remain outstanding. “Excluded Conversion Event” means any conversion of any Excluded Convertible Securities. Upon receipt of any such Notice of Exercise, BofA shall designate an Exchange Business Day following such Additional Termination Event as an Early Termination Date (and BofA shall use commercially reasonable efforts (taking into account any commercially reasonable unwind activity by BofA or its affiliates in respect of the Transaction and the settlement method elected (or deemed to be elected) by Counterparty under the Supplemental Indenture with respect to such Excluded Convertible Securities) to designate such Early Termination Date so that the related payment or delivery, as the case may be, hereunder in respect of the Relevant Conversion Options will occur on (or as promptly as reasonably practicable after) the related settlement for the conversion of the relevant Convertible Securities) with respect to the portion of the Transaction corresponding to a number of Options (the “Relevant Conversion Options”) equal to the lesser of (A) (x) the aggregate principal amount of Excluded Convertible Securities specified in such Notice of Exercise, divided by USD 1,000, minus (y) the number of Relevant Conversion Options (as defined in the Base Convertible Capped Call Transaction Confirmation), if any, that relate to such Excluded Convertible Securities (and for the purposes of determining whether any Options under this Confirmation or under the Base Convertible Capped Call Transaction Confirmation will be among the Relevant Conversion Options hereunder or under, and as defined in, the Base Convertible Capped Call Transaction Confirmation, the Relevant Convertible Securities shall be allocated first to the Base Convertible Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated), and (B) the Number of Options as of the date BofA designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Relevant Conversion Options. Any payment hereunder with respect to such termination (the “Conversion Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction (except that, for purposes of this Section 8(a)(ii), the last sentence of the provisions opposite the caption “Delivery Obligation” above shall be deemed to be deleted from this Confirmation) and a Number of Options equal to the number of Relevant Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 5.02 of the Supplemental Indenture); provided that the Conversion Unwind Payment shall not be greater than (x) the number of Relevant Conversion Options multiplied by (y) the excess of (I) the “Conversion Rate” (as defined in the Indenture after taking into account any adjustments thereto pursuant to Sections 5.02 or 5.06(g) of the Supplemental Indenture), multiplied by the Applicable Limit Price on the applicable Settlement Date commercially reasonably determined by the Calculation Agent in good faith, over (II) the principal amount per Convertible Security of the relevant Excluded Convertible Securities. In respect of any redemption by Counterparty of any Convertible Securities and a related Excluded Conversion Event, if any, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder.

(iii) Within five Scheduled Trading Days promptly following any Repayment Event (as defined below), Counterparty shall notify BofA of such Repayment Event and the aggregate principal amount of Convertible Securities subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that any “Repayment Notice” delivered to BofA pursuant to the Base Convertible Capped Call Transaction Confirmation shall be deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such Repayment Notice shall apply, mutatis mutandis, to this Confirmation. The receipt by BofA from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repayment Notice, BofA shall designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) (x) the aggregate principal amount of such Convertible Securities specified in such Repayment Notice, divided by USD 1,000, minus (y) the number of Repayment Options (as defined in the Base Convertible Capped Call Transaction Confirmation), if any, that relate to such Convertible Securities (and for the purposes of determining whether any Options under this Confirmation or under the Base Convertible Capped Call Transaction Confirmation will be among the Repayment Options hereunder or under, and as defined in, the Base Convertible Capped Call Transaction Confirmation, the Convertible Securities specified in such Repayment Notice shall be allocated first to the Base Convertible Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated), and (B) the Number of Options as of the date BofA designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction; provided that, in the event of a Repayment Event pursuant to Sections 4.01 or 6.02 of the Supplemental Indenture, the Repayment Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the excess of (I) the amount paid by Counterparty per Convertible Security pursuant to Sections 4.01(a) or 6.02 of the Supplemental Indenture, as applicable, over (II) the principal amount per Convertible Security of the relevant Convertible Securities. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any action taken by Counterparty in respect of a Repayment Event, including, without limitation, the delivery of a Repayment Notice. “Repayment Event” means that (i) any Convertible Securities are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Securities are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (for any reason other than as a result of an acceleration of the Convertible Securities that results in an Additional Termination Event pursuant to the preceding Section 8(a)(ii)), or (iv) any Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Securities pursuant to the terms of the Indenture shall not constitute a Repayment Event.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If BofA shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require BofA to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to BofA, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require BofA to satisfy its Payment Obligation by the Share Termination Alternative, BofA shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, BofA shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that BofA shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to BofA at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of BofA based on the advice of outside counsel, any Shares acquired by BofA for the purpose of hedging its obligations pursuant to the Transaction (any such Shares, “Hedge Shares”), cannot be sold in the public market by BofA without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow BofA to sell the Hedge Shares in a registered offering, make available to BofA an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement substantially similar to underwriting agreements customary for registered secondary offerings of a substantially similar size by similar companies, in form and substance reasonably satisfactory to BofA, , (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to BofA, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford BofA a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if BofA, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow BofA to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a substantially similar size by similar companies, in form and substance commercially reasonably satisfactory to BofA, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to BofA, due diligence rights (for BofA or any designated buyer of the Hedge Shares from BofA), and provide for Counterparty using best efforts to deliver opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to BofA (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate BofA for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement; for the avoidance of doubt, any such adjustments will be based solely on the price and liquidity of the relevant Shares assuming commercially reasonable hedge unwind activities by BofA (or its affiliate) in the market for the Shares); or (iii) purchase the Hedge Shares from BofA at the VWAP Price on such Exchange Business Days, and in the amounts, requested by BofA. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ELGX <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent in a commercially reasonable manner using a volume-weighted method).

(d) Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at BofA’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, on or prior to any day on which Counterparty effects or publicly announces any repurchase of Shares, promptly give BofA a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof), and, if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide BofA with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless BofA, its affiliates and their respective directors, officers, employees, agents and controlling persons (BofA and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then

Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of BofA.

(f) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, BofA may condition its consent on any of the following, without limitation: (i) the receipt by BofA of opinions and documents reasonably satisfactory to BofA in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to BofA with respect to any legal and/or regulatory requirements relevant to BofA, and (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase Notices” above. In addition, BofA may transfer or assign without any consent of Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to any affiliate of BofA (i) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than BofA’s at the time of such transfer or assignment or (ii) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by BofA generally for similar transactions, and in form and substance reasonably acceptable to Counterparty. At any time at which any Excess Ownership Position or a Hedging Disruption exists, if BofA, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to BofA such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, BofA may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that BofA so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 9.0% or (ii) BofA, BofA Group (as defined below) or any person whose ownership position would be aggregated with that of BofA or BofA Group (BofA, BofA Group or any such person, a “BofA Person”) under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval by a state or federal regulator) of a BofA Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that BofA and any of its affiliates or any other person subject to aggregation with BofA, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which BofA is or may be deemed to be a part (BofA and any such affiliates, persons and groups, collectively, “BofA Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

(g) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to BofA’s hedging activities hereunder, BofA reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by BofA on the relevant Settlement Date, BofA may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, BofA will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Conversion Period” (as defined in the Indenture as modified by “Convertible Security Settlement Method” above)) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that BofA will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that BofA would otherwise be required to deliver on such Nominal Settlement Date.

(h) Right to Extend. BofA may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by BofA, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if BofA determines, in its good faith, reasonable discretion and based on the advice of counsel in the case of the immediately following clause (ii), that such extension is reasonably necessary or appropriate (i) to preserve BofA’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or any other relevant market (but only if there is a material decrease in liquidity relative to BofA’s expectations as of the Trade Date) or (ii) to enable BofA to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if BofA were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to BofA.

(i) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k) Designation by BofA. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BofA may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform BofA obligations in respect of the Transaction and any such designee may assume such obligations. BofA shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(l) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m) Equity Rights. BofA acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(n) Early Unwind. In the event the sale by Counterparty of the Option Securities is not consummated with the initial purchasers pursuant to the Underwriting Agreement for any reason by the close of business in New York on December 10, 2013 (or such later date as agreed upon by the parties, which in no event shall be later than December 24, 2013) (December 10, 2013 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of BofA and Counterparty thereunder shall be cancelled and terminated and (ii) only if such Early Unwind Date occurred as a result of an event within the control of Counterparty, Counterparty shall pay to BofA an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of BofA’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by BofA or its affiliates in connection with such hedging activities). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. BofA and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(o) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(p) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax” each as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(q) Tax Representations and Tax Forms:

Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to BofA:

Counterparty is a corporation established under the laws of the State of Delaware and is a “United States person” (as that term is defined in Section 7701(a)(30) of the Code).

For the purpose of Section 3(f) of this Agreement, BofA makes the following representation to Counterparty:

BofA is a “United States person” (as that term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes.

Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by BofA; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

BofA	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto).	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by BofA has become obsolete or incorrect.

(r) Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement, in either case, with respect to Counterparty) and, as a result, Counterparty owes to BofA an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to BofA, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, in either case, such amount shall be deemed to be zero.

(s) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BOFA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BOFA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(t) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by BofA) correctly sets forth the terms of the agreement between BofA and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Peter Tucker, facsimile number: 646-822-5633 or email: peter.tucker@bankofamerica.com.

Yours faithfully,

BANK OF AMERICA, N.A.

By:	/s/ David Moran
Name:	David Moran
Title:	Managing Director

Agreed and Accepted By:

ENDOLOGIX, INC.

By:	/s/ Shelley Thunen
Name:	Shelley Thunen
Title:	Chief Financial Officer and Secretary

[Signature Page to Additional Capped Call Confirmation]